EXHIBIT 10.67

INTEGRAMED AMERICA, INC.

LONG-TERM INCENTIVE
CASH AWARD PLAN

Effective January 1, 2012

INTEGRAMED AMERICA, INC.
LONG-TERM INCENTIVE CASH AWARD PLAN

TABLE OF CONTENTS

1.	PURPOSE	1
2.	EFFECTIVE DATE	1
3.	PLAN ADMINISTRATION	1
4.	ELIGIBILITY	1
5.	LONG-TERM INCENTIVE CASH AWARD	1
6.	RECORD AND CREDITING OF AWARD AMOUNTS	3
7.	PAYMENT OF AWARD ACCOUNT	3
8.	DESIGNATION OF BENEFICIARY	5
9.	UNSECURED OBLIGATIONS	6
10.	AMENDMENT AND TERMINATION	6
11.	EFFECT OF TRANSFER	6
12.	NON-ASSIGNABILITY	7
13.	BINDING PROVISIONS	7
14.	CLAIM PROCEDURE	7

INTEGRAMED AMERICA, INC.

LONG-TERM INCENTIVE CASH AWARD PLAN

1. PURPOSE

The purpose of the IntegraMed America, Inc. Long-Term Incentive Cash Award Plan (the “Plan”) is to enable IntegraMed America, Inc. (the “Company”), and any affiliates, to provide additional compensation to key officers and employees.  The Plan is intended as a means of maximizing the effectiveness and flexibility of the compensation arrangements to a select group of management or highly compensated employees of the Company and affiliates, and as an aid in attracting and retaining individuals of outstanding abilities and specialized skills for service.

2. EFFECTIVE DATE

The Plan shall be effective as of January 1, 2012.

3. PLAN ADMINISTRATION

The Plan will be administered by the Board of Directors of the Company (the “Board”), or a committee and/or officer(s) duly authorized by the Board.  Reference herein to the Board shall include reference to any committee and/or officer so authorized by the Board.  Full power to implement, interpret and construe the provisions of the Plan shall, except as otherwise provided in the Plan, be vested in the Board, which may adopt, alter, amend or revoke rules for such purpose. The expense of administering the Plan shall be borne by the Company and shall not be charged against benefits payable hereunder.

4. ELIGIBILITY

Any key officer or employee of the Company, or any affiliate, designated by the Board is eligible to participate in the Plan; provided, however, that such officers or employees so designated shall be limited to a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Any such officer or employee shall be a “Participant” as of the date designated by the Board, and his or her status as a Participant shall continue until the date of the last payment pursuant to Section 7 hereof.

5. LONG-TERM INCENTIVE CASH AWARD

(a) In General

.  The Board, after taking into account the performance of each key officer or employee and such other factors as it may consider relevant, may award an annual long-term incentive cash award to such key officer or employee under the Plan.  The amount, if any, of such long-term incentive cash award awarded to a key officer or employee shall be determined by the Board in its sole discretion and the amount of any such award shall be referred to hereinafter

(b) as a “Long-Term Incentive Cash Award.”  Awards shall be determined by the Board as provided in an Award Agreement with the Participant.  Such award shall be subject to all applicable terms and conditions of the Plan and others which the Board deems appropriate for inclusion in the Award Agreement.  The right to receive any Long-Term Incentive Cash Award shall be subject to vesting as provided below.

(c) Performance Periods and Goals

.  The Board shall establish the length of each period for performance measurement (the “Performance Period”) for each Participant in its sole discretion.  As of the beginning of each Performance Period, the Board shall establish performance criteria, performance goals, performance targets, and target values (collectively the "Performance Goals") consistent with the purposes of the Plan, as determined in the sole discretion of the Board, for that Performance Period, and if appropriate, the weight to be given to each such Performance Goal for that Performance Period. The Performance Goals for each Participant for each Performance Period shall be stated in the Award Agreement. The Board may establish separate Performance Goals and may specify any rules or provisions that may be applicable to any Participant or Performance Period. The Board may, from time to time thereafter, make appropriate adjustments in Performance Goals to reflect major unforeseen transactions, events or circumstances which in the Board's opinion alter or affect such goals or the basis or assumptions upon which such goals were determined.

Within ninety (90) days of the beginning of each Performance Period, the Board shall provide an Award Agreement to each Participant who has been approved by the Board to participate in this Plan for that Performance Period. The Award Agreement shall indicate for that Performance Period: (a) the Performance Goals applicable to such Performance Period; and (b) such other information as may be relevant to such Performance Period.

As soon as practicable after the end of each Performance Period, the Board shall determine the extent to which the Performance Goals for that period were achieved.

Notwithstanding any provision in the Plan to the contrary, the Board shall take all reasonable actions to qualify compensation that will be paid upon the satisfaction of Performance Goals as Performance-Based Compensation as such term is used in Sections 162(m) and 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Vesting

.  A Participant’s right to receive a Long-Term Incentive Cash Award shall vest as provided in the Award Agreement.  If not specified in the Award Agreement, awards shall vest 100%  on the third anniversary of the award effective date if the Participant is still employed by the Company on such date.

(e) Effect of Termination of Employment

.  If the Participant incurs a Separation from Service (as defined under Section 409A of the Code) with the Company prior to a date on which the Participant’s right to a Long-Term Incentive Cash Award is 100% vested, unless provided otherwise hereunder, the amounts of the Participant’s Long-Term Incentive Cash Award Account not then vested shall be forfeited and not payable to the Participant.

6. RECORD AND CREDITING OF AWARD AMOUNTS

(a) In General

.  The Company shall credit to a memorandum account for the benefit of the Participant (his or her “Long-Term Incentive Cash Award Account”) the amount of any Long-Term Incentive Cash Award awarded pursuant to Section 5 as of the last day of the calendar quarter in which the Long-Term Incentive Cash Award is accrued on books of account of the Company.

(b) Value and Statement of Account

.  The Company shall provide each Participant with a statement of the estimated value of his or her Long-Term Incentive Cash Award Account, determined as of each December 31 (the “Valuation Date”).  The statement shall be provided on or before the March 15th immediately following the Valuation Date, or as soon as practical thereafter.

7. PAYMENT OF AWARD ACCOUNT

(a) In General

.  No payment shall be made from a Participant’s Long-Term Incentive Cash Award Account except as provided in this Section 7.

(b) Payment Event

.  A Participant’s vested Long-Term Incentive Cash Award shall be payable in cash on or before March 15th of the calendar year following the calendar year in which occurs the earlier of:  (i)  the Participant’s death, Disability, Retirement or involuntary Separation from Service other than for Cause, each as defined herein; or (ii) the third anniversary of the award effective date.  For purposes hereof:  (i) “Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; and (ii) “Retirement” shall mean Separation from Service after attaining age sixty-five (65) and ten (10) years of service with the Company.

(c) Benefit Value

(i)  The benefit to a Participant under the Plan will be the amount determined by the Board in accordance with the achievement of the Performance Goals as established and determined in the sole discretion of the Board.

(ii)  In the event a Participant dies, becomes Disabled, Retires or incurs an involuntary Separation from Service without Cause, such Participant shall receive a payment of his or her awards based on the achievement of the Performance Goals as of the end of the calendar quarter preceding such event, and a fraction, the numerator of which is the actual Performance Goal achieved on such date, and the denominator of which is the target Performance Goal for the Performance Period.  No payment will be made to a participant who voluntarily leaves prior to any pay-out, except in the case of Retirement.

(d) Cause Termination

.  In the event of a termination for Cause, as defined herein, all  of a Participant’s Long-Term Incentive Cash Award amounts shall be forfeited.  “Cause” shall mean  the determination of the Board in its sole discretion that any one or more of the following events has occurred:

(i) the Participant’s conviction of any act which constitutes a felony under applicable federal or state law, either in connection with the performance of the Participant’s obligations on behalf of the Company or which affects the Participant’s ability to perform his or her obligations as an employee of the Company or under any employment agreement, non-competition agreement, confidentiality agreement or like agreement or covenant between the Participant and the Company (any “Employment Agreement”);

(ii) the Participant’s willful misconduct in connection with the performance of his or her duties and responsibilities as an employee of the Company or under any Employment Agreement, which willful misconduct is not cured by the Participant within ten (10) days of his or her receipt of written notice thereof from the Board;

(iii) the Participant’s commission of an act of embezzlement, fraud or dishonesty which results in a loss, damage or injury to the Company; (iv) the Participant’s substantial and continuing neglect, gross negligence or inattention in the performance of his or her duties as an employee of the Company under any Employment Agreement which is not cured by the Participant within ten (10) days of his or her receipt of written notice thereof from the Board;

(v) the Participant’s unauthorized use or disclosure of any trade secret or confidential information of the Company which adversely affects the business of the Company, provided that any disclosure of any trade secret or confidential information of the Company to a third party in the ordinary course of business who signs a confidentiality agreement shall not be deemed a breach of this subparagraph;

(vi) the Participant’s material breach of any of the provisions of any Employment Agreement, which material breach is not cured by the Participant within ten (10) days of his or her receipt of a written notice from the Company specifying such material breach;

(vii) the Participant has voluntarily terminated his or her employment or service with the Company and breaches his or her non-competition agreement with the Company; or

(viii) the Participant’s poor performance or his or her failure or refusal to perform the services required by the Company or to carry out directions assigned by the Company, provided such services and directions are not unlawful and provided that Participant shall have been given written notice of such poor performance, failure or refusal and a period of ten (10) days to cure the same.

(e) Distributions to Specified Employees.  Notwithstanding any provision of the Plan to the contrary, in no event shall any distributions be made under the Plan on account of the Separation from Service of any Participant that is a Specified Employee, as defined herein, before the date that is six (6) months after the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death, or as otherwise permitted without violating the requirements of Section 409A of the Code.  For purposes hereof, “Specified Employee” shall mean any Participant who, at the time of his or her Separation from Service, is a “key employee”, within the meaning of Section 416(i) of the Code.  The determination as to whether a Participant is a Specified Employee shall be made in a manner consistent with applicable Treasury Regulations under Section 409A of the Code.  For purposes of applying the principles contained in those Treasury Regulations, the “specified employee identification date” shall be December 31 and the “specified employee effective date” shall be the first day of the fourth month following the specified employee identification date.

(f) Payments Subject to Code 162(m)

.  A payment may be delayed if the Company reasonably anticipates that if the payment was made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code.  In such an event, the payment shall be made in the first taxable year of the Company in which the Company reasonably anticipates, or should reasonably anticipate that if the payment were made in that year, the deduction of such payment would not be barred by the application of Section 162 (m) of the Code.

(g) Payments That Would Violate Federal Securities Laws or Other Applicable Law.   A payment may be delayed if the Company reasonably anticipates that the payment would violate a Federal securities law or other applicable law.  In such an event, payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment would not cause such violation.

(h) Death of Participant

.  In the event that a Participant shall die at any time prior to complete distribution of all amounts payable to him or her under the provisions of the Plan, the unpaid vested balance of the Participant’s Long-Term Incentive Cash Award Account shall be determined as of the end of the calendar quarter immediately preceding the death, and such amount shall be paid in a single payment within sixty (60) days of death, but no later than the March 15th of the year following such death, or as soon as reasonably possible thereafter, to the Participant’s beneficiary or beneficiaries.

8. DESIGNATION OF BENEFICIARY

Participants shall designate in writing, in accordance with such rules and procedures as the Board may prescribe, the beneficiary or beneficiaries who are to receive the Participant’s Long-Term Incentive Cash Award Account in the event of the Participant’s death.

9. UNSECURED OBLIGATIONS

The obligation of the Company to make payments of amounts credited to the Participant’s Long-Term Incentive Cash Award Account shall be a general obligation of the Company, and such payments shall be made from general assets and property of the Company. The Participant’s relationship to the Company under the Plan shall be only that of a general unsecured creditor and neither this Plan nor any agreement entered into hereunder or action taken pursuant hereto shall create or be construed to create a trust or fiduciary relationship of any kind. The Company may establish an irrevocable grantor trust for purposes of holding and investing the Long-Term Incentive Cash Award Account balance, but such establishment shall not create any rights in or against any amount so held.

10. AMENDMENT AND TERMINATION

(a) General Rule

.  The Board reserves the right from time to time to amend this Plan in whole or in part, suspend or to terminate the Plan at any time, provided, however, that no amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights to his or her Long-Term Incentive Cash Award Account (to the extent then vested) provided further, however, no amendment or termination of the Plan shall accelerate the payment of benefits under the Plan in violation of Section 409A of the Code.  To the extent that the Board does not accelerate the timing of distributions on account of the Plan termination, payment of any remaining benefits under the Plan shall be made at the same time and in the same form as such distribution would have been at the time of the Plan termination.

(b) Compliance with Code Section 409A

.  This Plan shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Plan Administrator, in its sole discretion and without the consent of any Participant or beneficiary may amend the provisions of the Plan if and to the extent that the Plan Administrator determines that such amendment is necessary or appropriate to comply with the applicable requirements of Section 409A of the Code.

11. EFFECT OF TRANSFER

In the event of a Company Sale, as defined below, the Board may elect to terminate the Plan and pay the entire unpaid balance of each Long-Term Incentive Cash Award Account (whether or not then vested) then maintained by the Company in a lump sum to the Participant as of the effective date thereof.  “Company Sale” shall mean:

(i) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of the equity securities of the Company possessing fifty percent (50%) or more of the total voting power of the equity securities of the Company; or

(ii) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by the person or persons) substantially all of the assets from the Company.

Notwithstanding anything to the contrary in this Plan, the following shall not be treated as a Company Sale under this Section 12:

(a)           a transfer of assets from the Company to a equity owner of the Company (determined immediately before the asset transfer);

(b)           a transfer of assets from the Company to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(c)           a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding equity securities of the Company; or

(d)           a transfer of assets from the Company to an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (c) above.

12. NON-ASSIGNABILITY

No right to receive payments under the provisions of this Plan shall be transferable or assignable by a Participant, except by will or by the laws of descent and distribution.

13. BINDING PROVISIONS

All of the provisions of this Plan shall be binding upon all persons who shall be entitled to any benefits hereunder and their heirs and personal representatives.

14. CLAIMS PROCEDURE

(a)            Claims Procedure. If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, (iv) information as to the steps to be taken if the person wishes to submit a request for review, and (v) such other information as may be required by law. Such notification will be given within ninety (90) days after the claim is received by the Plan Administrator (or within one hundred and eighty (180) days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial ninety (90) day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

(b)            Review Procedure. Within sixty (60) days after the date on which a person receives notice that his claim has been denied (or on which such a denial is considered to have occurred), such person (or his duly authorized representative) may file a written request with the Plan Administrator for a review of his denied claim and of pertinent documents. The Plan Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within sixty (60) days after the request for review is received by the Plan Administrator (or within one hundred and twenty (120) days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial sixty (60) day period). If the decision on review is not made within such period, the claim will be considered denied.